Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in the Post Effective Amendment No. 1 to the Registration Statement (Form F-3, file No. 333-146540) and related Prospectus of DryShips Inc. for the registration of common stock (including preferred shares purchase rights), preferred shares, debt securities , warrants, purchase contracts and units  and to the incorporation by reference therein of our report dated April 27, 2007, with respect to the consolidated financial statements of DryShips Inc. for the years ended December 31, 2006 and 2005, included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A

October 17, 2008
Athens, Greece.